EX 99.1

KushCo Strengthens Balance Sheet and Liquidity through Partial Conversion of Senior Unsecured Note

Company Proactively Reduces Debt by Converting 18.5% of the Principal Amount of its Senior Note due April 2021 into Equity with Limited Dilution and Zero Warrants

CYPRESS, Calif., — June 10, 2020 — KushCo Holdings, Inc. (OTCQX: KSHB) (''KushCo'' or the ''Company''), the premier provider of ancillary products and services to the legal cannabis and CBD industries, announced today that it has entered into a definitive agreement with the holder of its senior unsecured note (the “Note”) to convert 18.5%, or $5 million, of the total principal amount of $27 million due April 2021 under the Note at a 15% discount to the closing price of KushCo’s common stock as of June 9, 2020, which is equivalent to a conversion price of approximately $0.94 per share without any cash consideration.

Effectively, the Company is issuing approximately 5.3 million shares of common stock (or roughly 4% of its approximately 120 million total shares outstanding) to reduce 18.5% of its total outstanding debt. The transaction is expected to close on or about June 10, 2020, subject to customary closing conditions.

“Along with right-sizing the business and executing a comprehensive cost-cutting initiative, this transaction represents another important step we have taken in recent months to enhance our financial position and liquidity,” said Stephen Christoffersen, KushCo’s Chief Financial Officer. “Addressing our debt has been a top priority for the Company, and we are encouraged to have proactively and prudently addressed a considerable portion of our outstanding indebtedness under the Note under favorable terms with limited dilution and no warrants, even though the principal amount is not set to mature until April 2021. We believe that not only does the transaction strengthen our balance sheet, increase our net cash, and enhance our financial flexibility, but it also alleviates the need to raise additional equity capital in the near future, which has been a central focus of ours as we work to become more self-reliant on our operations and cash flow to support the growth of the business moving forward. Just as importantly, we believe the transaction speaks to our lender’s confidence in the long-term potential of our equity, our strategic vision and execution, and our ability to achieve positive adjusted EBITDA and cash flow from operations in the near future. Overall, we are pleased to have negotiated this transaction at a time that we believe is more beneficial for the Company and from a relative position of strength, as our cash burn and working capital begin to show significant improvement, positioning us to better serve our customers in a more sustainable and scalable manner.”

This announcement is neither an offer to sell nor a solicitation of an offer to buy any security, nor will there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About KushCo Holdings

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is the premier provider of ancillary products and services to the legal cannabis and CBD industries. KushCo Holdings' subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, processors and producers across North America, South America, and Europe.

The Company has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC.

For more information, visit www.kushco.com or call (888) 920-5874.

EX 99.1
Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company's current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company's management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: "potential," "look forward," "expect," “anticipate,” “project,” “should,” "believe," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in the Company’s filings with the United States Securities and Exchange Commission (SEC), which are available at: www.sec.gov, and on the Company's website, at: www.kushco.com.

KushCo Holdings Contact

Investor Contact:
Najim Mostamand, CFA
Director of Investor Relations
714-539-7653
ir@kushco.com